Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Gambling.com Group Limited
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, no par value	Rule 457(c) and Rule 457(h)	695,258 (2)	$12.23(3)	$8,503,005.34	$0.00015310	$1,301.81
Total Offering Amount					$8,503,005.34		$1,301.81
Total Fee Offsets (4)							—
Net Fee Due							$1,301.81
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Company’s Ordinary Shares, no par value, that may become issuable under the terms of the Company’s Amended and Restated 2020 Stock Incentive Plan (the “Plan”) by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.
(2)Represents additional shares reserved for issuance authorized as of January 1, 2025 under the "evergreen" provision of the Plan.
(3)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) promulgated under the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low prices of the registrant’s ordinary shares on March 18, 2025, as reported on the Nasdaq Global Market, which date is within five business days prior to the filing of this Registration Statement.

(4)The Company does not have any fee offsets.